Exhibit 10.3

Execution Version

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) FORUM MARKETS, INCORPORATED CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Ethzilla Modular Mortgage LLC,

PURCHASER

Zippy Loans, LLC,

SELLER & SERVICER

Master Loan Servicing Agreement

Dated as of March 23, 2026

This MASTER LOAN SERVICING AGREEMENT (this “Agreement”), dated as of March 23, 2026 (the “Execution Date”), is entered into by and between Zippy Loans, LLC, a Delaware limited liability company, as seller and servicer (the “Seller” and “Servicer”) and ETHZilla Modular Mortgage LLC, a Florida limited liability company (the “Purchaser” and together with the Seller/Servicer, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, pursuant to that certain master loan purchase agreement dated as of the Execution Date, by and between the Seller and the Purchaser (the “Purchase Agreement”), the Purchaser has agreed to purchase, and the Seller has agreed to sell, from time to time, certain Loans, to be listed on the Schedule of Loans to each Assignment and Conveyance Agreement (as each such term is defined in the Purchase Agreement) (collectively, such Loans, the “Transferred Loans”); and

WHEREAS, the Seller has retained the Servicing Rights to the Transferred Loans and will provide the Servicing Services with respect to the Transferred Loans on the terms and subject to the conditions as more fully described in this Agreement and is willing to provide such services on those terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Purchase Agreement. The rules of construction set forth in the Purchase Agreement shall apply to this Agreement and are hereby incorporated by reference into this Agreement as if set forth fully herein. To the extent that the definitions set forth in the Purchase Agreement are amended from time to time, such definitions shall apply to and be incorporated in this Agreement by reference as though attached hereto. As used in this Agreement, the following words shall have the meanings set forth below:

“Accepted Servicing Practices” means, with respect to any Transferred Loan, those servicing practices (including without limitation, collection practices) (i) that are in accordance with the terms and provisions of the related Obligor Loan Agreement, (ii) that comply with Applicable Laws, and (iii) that are in accordance with the customary, usual and reasonable loan servicing standards of prudent institutions that service loans of the same type as the Transferred Loans in the jurisdiction where the related Home is located, provided that such standards are not in violation or breach of the preceding clauses (i) or (ii).

“Ancillary Income” means, with respect to each Transferred Loan, late payment fees, insufficient fund (“NSF”) fees, assumption fees or other servicing fees that may be imposed on Obligors by the Servicer for performing services related to the servicing of a Transferred Loan collected by the Servicer from Obligor as permitted under the related Obligor Loan Agreements and Applicable Law.

“Collection Period” means, with respect to each Reporting Date, the immediately preceding calendar month; provided, however, the Collection Period for the initial Reporting Date with respect to any Transferred Loan shall be the period from the applicable Purchase Cut-Off Date to and including the last day of the calendar month prior to such initial Reporting Date.

“Community Recourse Loan” has the meaning provided in the Purchase Agreement.

“Default Servicing Fees” the fees associated with Default Servicing Services set forth on Exhibit A-2 to this Agreement.

“Default Servicing Services” the services described on Exhibit A-2 to this Agreement. “Defective Loan” means any Loan that failed to satisfy the Eligibility Criteria as defined in the Purchase Agreement as of the related Transfer Date or with respect to which another Repurchase Event has occurred.

“Delegated Authority Matrix” means the matrix of servicing related activities designating whether the Servicer must obtain prior authorization from the Purchaser to perform a particular activity in connection with the servicing of the Transferred Loans and attached hereto as Exhibit D.

“Force Majeure Event” means any event or circumstances beyond the reasonable control of and without the fault or negligence of the Person claiming force majeure. It shall include, without limitation, failure or interruption of the production, delivery or acceptance of electricity due to: an act of god; war (declared or undeclared); sabotage; riot; insurrection; civil unrest or disturbance; military or guerilla action; terrorism; economic sanction or embargo; civil strike, work stoppage, slow-down, or lock-out; explosion; fire; earthquake; abnormal weather condition or actions of the elements; hurricane; flood; lightning; wind; drought; epidemic or pandemic; the binding order of any Governmental Authority (provided that such order has been resisted in good faith by all reasonable legal means); the failure to act on the part of any Governmental Authority (provided that such action has been timely requested and diligently pursued); unavailability of electricity from the utility grid, equipment, supplies or products (but not to the extent that any such availability of any of the foregoing results from the failure of the Person claiming force majeure to have exercised reasonable diligence); and failure of equipment not utilized by or under the control of the Person claiming force majeure. For the avoidance of doubt, a Force Majeure Event shall not include any failure of the Servicer’s information technology systems, cybersecurity breach or data loss event to the extent resulting from the Servicer’s failure to maintain commercially reasonable cybersecurity practices and controls.

“Home” or “Manufactured Home” means, with respect to any Transferred Loan, a dwelling unit known as or considered to be a manufactured home, modular home or any other home constructed in a factory, that is titled as chattel property in the applicable jurisdiction where such dwelling unit is located, and that secures the indebtedness of the Obligor under such Transferred Loan.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, easement or encumbrance of any kind, whether or not filed, recorded or otherwise perfected or effective under Applicable Law.

“Monthly Servicer Report” has the meaning set forth in Section 3.1 of this Agreement.

“Non-Recourse Loan” has the meaning provided in the Purchase Agreement.

“Protective Advance” means an advance made by the Servicer to pay real or personal property taxes, or other taxes, charges or other items that can obtain a lien status equal or superior to the Lien securing a Transferred Loan, or to pay premiums for required hazard insurance covering the related Home, when such payments are not made by the Obligor.

“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Purchaser Collection Account” means that certain segregated account established at a federally insured deposit institution in the name of the Purchaser, which account shall at all times be held for the benefit of the Purchaser and any other secured party designated by the Purchaser.

“Purchaser Servicing Account” means that certain segregated account established at a federally insured deposit institution in the name of the Servicer.

“Reporting Date” means, the close of business on the fifteenth (15th) day of each month, or, if such day is not a Business Day, the immediately succeeding Business Day, beginning in April 2026.

“Repurchase Event” has the meaning set forth in the Purchase Agreement.

“Routine Servicing Services” the services described on Exhibit A-1 to this Agreement. “Seller” has the meaning assigned to such term as set forth in the first paragraph of this Agreement.

“Servicer” has the meaning assigned to such term as set forth in the first paragraph of this Agreement.

“Servicer Event of Default” has the meaning assigned to such term pursuant to Section 4.1 of this Agreement.

“Servicing Account” means that certain account established and maintained at a federally insured deposit institution in the name of the Servicer in accordance with Section 2.3(f), to which the Servicer has instructed all Obligors to direct any and all payments required to be made pursuant to an Obligor Loan Agreement or in connection with a Loan, including, without limitation, all Collections with respect to the Transferred Loans.

“Servicing Fee” means, for each Payment Date, (i) the product of (a)(I) [***] basis points ([***]%), if the Primary Obligor for the Transferred Loan had a FICO Score of [***], (II) [***] basis points ([***]%), if the Primary Obligor for the Transferred Loan had a FICO Score of [***], or (III) [***] basis points ([***]%), if the Primary Obligor for the Transferred Loan had a FICO Score of [***], (b) the aggregate Loan Balance of all Transferred Loans serviced by the Servicer hereunder as of the last day of the related Collection Period, and (c) 1/12, plus (ii) if applicable, for each Community Recourse Loan, the product of (a) [***] basis points ([***]%), (b) the aggregate Loan Balance of all Transferred Loans that are Community Recourse Loans serviced by the Servicer hereunder as of the last day of the related Collection Period, and (c) 1/12; provided, however, there shall be a minimum monthly Servicing Fee of [***] dollars ($[***]) for each Transferred Loan serviced by Servicer hereunder.

“Servicing Files” means such files, documents, and computer files listed on Exhibit C hereto, necessary for the Servicer to perform its duties hereunder.

“Servicing Rights” means, with respect to each Transferred Loan, all rights and obligations to service, administer, or collect payments for such Transferred Loan and to receive the servicing fees in consideration for the servicing of such Transferred Loan, together with the obligations incumbent with such servicing, including without limitation, the right and obligation to collect, receive, process and remit payments with respect to the Transferred Loans to the Purchaser in accordance with the Purchase Agreement.

“Servicing Services” means the Routine Servicing Services and the Default Servicing Services, as the context may require.

“State” means any one or more of the states comprising the United States and the District of Columbia.

“Transferred Loans” has the meaning set forth in the recitals of this Agreement.

“Transition Expenses” means all reasonable costs and expenses incurred by the Servicer, the Purchaser and its designated successor servicer in connection with the transfer of servicing pursuant to Section 4.4 of this Agreement.

ARTICLE II

SERVICING SERVICES; ACCEPTED SERVICING PRACTICES

Section 2.1 General.

(a) Appointment; Accepted Servicing Practices. The Servicer, as the owner of the Servicing Rights, shall service and administer the Transferred Loans, and shall, subject to the items in the Delegated Authority Matrix that require the Purchaser’s prior authorization, have full power and authority to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement, with Accepted Servicing Practices and in compliance with Applicable Law. For the avoidance of doubt, the Servicer is authorized to engage in all generally accepted servicing and collection practices that are in accordance with Accepted Servicing Practices, including but not limited to undertaking servicing activities defined as Routine Servicing Services and Default Servicing Services in this Agreement, subject to the Delegated Authority Matrix. Any Servicing Services listed in the Delegated Authority Matrix that do not require the Purchaser’s prior authorization or services that are not addressed in the Delegated Authority Matrix may be conducted without the Purchaser’s prior authorization. The Servicer must obtain the Purchaser’s prior authorization for servicing activities designated as requiring such prior authorization in the Delegated Authority Matrix.

(b) Compensation. The Purchaser hereby agrees that the Servicer shall be entitled, as compensation to the Servicer providing the Servicing Services, to payment of the Servicing Fee in accordance with Section 2.5(a) of the Purchase Agreement. The Servicer shall also be entitled to retain all Ancillary Income, Default Servicing Fees and third-party servicing expenses with respect to the Transferred Loans in accordance with Section 2.1(f). To the extent there are insufficient funds on deposit in the Servicing Account, the Purchaser Servicing Account or the Purchaser Collection Account to pay the Servicing Fee, Default Servicing Fee and/or Ancillary Income to the Servicer with respect to any Payment Date, the Purchaser shall pay the amount of any remaining unpaid Servicing Fee, Default Servicing Fee or Ancillary Income to the Servicer within five (5) Business Days of demand therefor by the Servicer; provided that the Purchaser shall have no obligation to pay any shortfall to the extent (i) a Servicer Event of Default has occurred and is continuing, and (ii) such shortfall results from the Servicer’s failure to perform the Servicing Services in accordance with the Servicing Standard, gross negligence or willful misconduct of the Servicer or any of its officers, employees, or agents.

(c) Protective Advances. If the Servicer receives written notice of the nonpayment by an Obligor of taxes, required insurance or other charges which may result in a Lien upon a Home, or required insurance is not maintained by the Obligor as required by the Obligor Loan Agreement, the Servicer, at its option, may make a Protective Advance to pay such taxes, hazard insurance premiums or other charges. If the Servicer shall have paid any such Protective Advances directly on behalf of an Obligor, the Servicer may add such amount to the Loan Balance of the related Loan as provided in the Obligor Loan Agreement and subject to compliance with Applicable Law. The Purchaser agrees to reimburse the Servicer for any such Protective Advance. The Servicer shall be entitled to retain the amount of any reimbursable Protective Advances with respect to the Transferred Loans in accordance with Section 2.1(f). To the extent there are insufficient funds on deposit in the Servicing Account, the Purchaser Servicing Account or the Purchaser Collection Account to reimburse the amount of Protective Advances to the Servicer with respect to any Payment Date, the Purchaser shall pay the amount of any remaining unreimbursed Protective Advances to the Servicer within five (5) Business Days of demand therefor by the Servicer; provided that the Purchaser shall have no obligation to pay any shortfall to the extent (i) a Servicer Event of Default has occurred and is continuing, and (ii) such shortfall results from the Servicer’s failure to perform the Servicing Services in accordance with the Servicing Standard, gross negligence or willful misconduct of the Servicer or any of its officers, employees, or agents.

(d) Expenses. In connection with Transferred Loans, the Servicer will bill reasonable and bona fide third-party servicing expenses to the Purchaser at actual cost to the Servicer, without mark-up. The Servicer will share its list of average third-party servicing expenses with Purchaser upon request. The Servicer may retain the amount of any reimbursable third-party servicing expenses in accordance with Section 2.1(f). To the extent there are insufficient funds on deposit in the Servicing Account, the Purchaser Servicing Account or the Purchaser Collection Account to pay the any reimbursable third-party servicing expenses due and owing to the Servicer with respect to any Payment Date, the Purchaser shall pay the Servicer the remaining amount due within five (5) Business Days of demand therefor by the Servicer; provided that the Purchaser shall have no obligation to pay any shortfall to the extent (i) a Servicer Event of Default has occurred and is continuing, and (ii) such shortfall results from the Servicer’s failure to perform the Servicing Services in accordance with the Servicing Standard, gross negligence or willful misconduct of the Servicer or any of its officers, employees, or agents. Subject to the Delegated Authority Matrix, Servicer may incur reasonable, out-of-pocket and documented third-party servicing expenses without the Purchaser’s prior authorization.

(e) Delegation. The Servicer may subcontract with any other Person for servicing and administering the Transferred Loans, collecting any proceeds of the Transferred Loans and may otherwise delegate all or substantially all of its duties hereunder; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the delegation or subcontracting arrangement with such Person must provide for the performance of duties and obligations by such Person in a manner consistent with this Agreement, (iii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any delegation or subcontracting arrangement and (iv) upon the request of the Purchaser, the Servicer shall provide to the Purchaser a list and description of delegated duties performed by such Person. Each Person entering into a subservicing arrangement (excluding, for the avoidance of doubt, any third party vendors that provide discrete services to or on behalf of the Servicer but are not otherwise responsible for servicing and collecting the Transferred Loans) with the Servicer relating to the Transferred Loans shall agree to examination and audit rights of the Purchaser hereunder over the activities being performed by such Person for the Transferred Loans.

(f) Collections; Accounts. On the Execution Date, the Servicer shall have established a segregated Servicing Account. The Servicer shall have established a Purchaser Servicing Account on or prior to the first Transfer Date, which Purchaser Servicing Account shall be established as a segregated account with all funds held in trust for the Purchaser (subject to funds owed to the Servicer in its capacity as a servicer of such loans). The Servicer shall (1) direct all Obligors to make all wire transfer and ACH transfer payments with respect to the Transferred Loans directly to the Servicing Account and (2) shall deposit, or cause to be deposited, all Collections received by the Servicer with respect to the Transferred Loans directly to the Servicing Account promptly upon receipt thereof. The Servicer shall cause all amounts on deposit in the Servicing Account with respect to the Transferred Loans to be swept to the Purchaser Servicing Account within two (2) Business Days of receipt, identification and deposit in the Servicing Account thereof; provided, however, that the Servicer may withdraw and retain, for its own account, from amounts on deposit in the Servicing Account the amount of any Servicing Fee, Default Servicing Fee, Ancillary Income, Protective Advance or other reimbursable third party expenses due and owing to the Servicer, in each case as set forth in the related Monthly Servicer Report; provided further that if Purchaser disputes any amount so retained, Servicer shall promptly provide supporting documentation and the parties shall cooperate in good faith to resolve such dispute within ten (10) Business Days.

(g) Account Control Agreement. On or prior to the first Transfer Date, the Servicer shall deliver to Purchaser a fully executed account control agreement with respect to the Purchaser Servicing Account, in form and substance reasonably acceptable to Purchaser, granting Purchaser control over the Purchaser Servicing Account within the meaning of the applicable UCC.

(h) Obligor Communications. The Purchaser agrees to promptly notify the Servicer of any communications received by the Purchaser from any Obligor with respect to any Transferred Loan.

(i) Backup Servicer. Upon the earlier of (i) Purchaser’s written request and (ii) the occurrence of a Servicer Event of Default, the Servicer shall use commercially reasonable efforts to cooperate with the Purchaser in identifying and onboarding a successor or backup servicer acceptable to the Purchaser. In furtherance thereof, the Servicer shall provide any such identified backup servicer with reasonable access to the Servicing Files, systems and personnel necessary to enable such backup servicer to assume the Servicing Services. Until a successor or backup servicer has assumed the Servicing Services, the Servicer shall continue to perform all Servicing Services in accordance with this Agreement. For the avoidance of doubt, all ongoing servicing fees and expenses of a successor or backup servicer (other than Transition Expenses, which shall be borne by the Servicer in accordance with Section 4.4) are to be paid by Purchaser.

(j) Repurchase Events. Upon receipt of notice of a Repurchase Event with respect to any Transferred Loan, the Servicer shall continue to service such Transferred Loan in accordance with Accepted Servicing Practices until the earlier of (i) the date on which the related Repurchase Price is paid in full by the Seller to the Purchaser, (ii) the date on which the related Repurchase Event is waived in writing by the Purchaser, (iii) the date on which the underlying breach giving rise to the Repurchase Event is cured in accordance with the Purchase Agreement, or (iv) the date on which such Transferred Loan is paid in full by the related Obligor. All Collections received with respect to such Transferred Loan during such period shall continue to be remitted to the Purchaser in accordance with this Agreement and the Purchase Agreement.

(k) Loss Payee Designation. As of each Transfer Date, to the extent the loss payee designation on any hazard insurance policy related to a Transferred Loan names the Servicer or Seller, such designation is held by the Servicer for the benefit of the Purchaser in accordance with Section 2.2(g) of the Purchase Agreement. The Servicer shall use commercially reasonable efforts to cause the loss payee designation on each hazard insurance policy to be updated to reflect the Purchaser or its assignee within one hundred and eighty (180) days of the related Transfer Date, and shall maintain records evidencing such updates available for inspection by Purchaser upon request. Upon the occurrence of a Servicer Event of Default, the termination of this Agreement for any reason, or the occurrence of any Stop Purchase Event, the Servicer shall promptly take all actions necessary to cause all remaining loss payee designations to be transferred to the Purchaser or its designee, at the Servicer’s sole cost and expense. This section shall survive the termination of this Agreement.

(l) Acknowledgment of Security Interest Arrangements. The Servicer hereby acknowledges and agrees that, in its capacity as Servicer hereunder, it is bound by and shall comply with the terms of Section 2.2(g) of the Purchase Agreement with respect to all security interests, title notations, UCC-1 financing statements and loss payee designations on hazard insurance policies related to the Transferred Loans held in the Servicer’s name. The Servicer confirms that all such security interests and related rights are held solely for the benefit of the Purchaser in accordance with Section 2.2(g) of the Purchase Agreement, and the Servicer shall have no beneficial interest therein. The Servicer’s obligations under this Section 2.1(k) shall survive the termination of this Agreement.

ARTICLE III

SERVICER REMITTANCE; REPORTING; REVIEW AND RECORDS

Section 3.1 Monthly Servicer Report. On or before each Reporting Date, the Servicer shall deliver to the Purchaser, a report (the “Monthly Servicer Report”) substantially in a form to be mutually agreed by the Servicer and the Purchaser and containing the data fields attached hereto as Exhibit B prior to the first Reporting Date. The Monthly Servicer Report shall be completed with the information specified therein for the related Collection Period and shall contain certifications (or shall be accompanied by an officer’s certificate of the Servicer certifying) that (i) the information contained therein is true, correct and complete in all material respects as of the date thereof and (ii) the Servicer has performed its obligations under this Agreement in all material respects during the related Collection Period. Upon Purchaser’s written request in connection with any Financing Transaction, Servicer shall deliver the Monthly Servicer Report simultaneously to such additional parties as Purchaser may designate in writing from time to time who is bound by a confidentiality provision consistent with Section 10.2 of this Agreement, including any trustee, collateral agent, other party to such Financing Transaction, or any other party agreed to by Purchaser and Servicer in writing, provided that Servicer’s consent shall not be unreasonably withheld. Unless otherwise agreed to in writing by Purchaser and Servicer, the Monthly Servicing Report provided to a party designated by Purchaser in writing pursuant to the proceeding sentence shall consist of aggregate portfolio data, without inclusion of nonpublic personal information or personally identifiable information.

Section 3.2 Remittance. On each Payment Date, Servicer shall cause the remittance by wire transfer of immediately available funds from the Purchaser Servicing Account to the Purchaser Collection Account or any other bank account designated in writing by Purchaser pursuant to the waterfall set forth in Section 2.5 of the Purchase Agreement; provided, however, that the Servicer may withdraw and retain, without duplication, for its own account, from amount on deposit in the Purchaser Servicing Account the amount of any Servicing Fee, Default Servicing Fee, Ancillary Income, Protective Advance or other reimbursable third party expenses due and owing to the Servicer.

Section 3.3 Audit and Review of Servicer.

(a) Upon reasonable advance written notice by Purchaser during the Term hereof, Servicer shall (i) give Purchaser or Purchaser’s agents reasonable access during normal business hours to records, reports, information and documentation relating to the Transferred Loans (including but not limited to all computerized documentation held by Servicer in connection with the Transferred Loans), and (ii) cause its officers and personnel to cooperate with Purchaser in such access, including, without limitation, upon reasonable notice to Servicer, permitting Purchaser or its agents, at Purchaser’s expense, to audit, examine, review and make copies or extracts of all or any of such records, reports, information and documentation (including the related Required Documents and Servicing Files) in possession, or under the control, of Servicer regarding the Transferred Loans. Without otherwise limiting the scope of the audit or examination by Purchaser, Purchaser may, using generally accepted audit procedures, verify the status of each Transferred Loan and review records relating thereto for conformity to the Monthly Servicer Reports prepared pursuant to Section 3.1.

(b) Any access, examination or audit referred to in this Section 3.3 will be conducted during normal business hours of Servicer and in a manner that is undertaken so that it does not materially interfere with or disrupt Servicer’s normal operations or customer or employee relations.

(c) Purchaser shall be responsible for all reasonable out-of-pocket expenses incurred by Purchaser and Servicer relating to any examination or audit of Servicer, unless a Servicer Event of Default has occurred in which case Servicer shall be responsible for all reasonable out-of-pocket expenses incurred by Purchaser and Servicer relating to any examination or audit of Servicer.

Section 3.4 Books and Records. All rights arising out of the Transferred Loans, including, but not limited to, all proceeds received on or in connection with the Transferred Loans, shall be received and held by Servicer in trust for the benefit of Purchaser as the owner of the Transferred Loans.

Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Transferred Loan from the Transfer Date, which shall be marked clearly to reflect the ownership of each Transferred Loan by Purchaser. In particular, Servicer shall maintain in its possession in a secured digital format, available for inspection by Purchaser, or its designee, and shall deliver to Purchaser upon demand, documentation that is customary and reasonably appropriate to evidence Servicer’s compliance with all Applicable Laws in servicing each of the Transferred Loans hereunder. To the extent that original documents are not required for purposes of realization of Collections from the Transferred Loans, documents relating to the servicing of the Transferred Loans maintained by Servicer may be held electronically or in such other reliable means of recreating original documents consistent with Accepted Servicing Practices.

At all times during the Term hereof, Servicer shall keep available a copy of the Schedule of Loans in a secured digital format for inspection by Purchaser or its agents. Servicer shall maintain with respect to each Transferred Loan and shall make available in a secured digital format for inspection by Purchaser or its designee the related Servicing File during the time Purchaser retains ownership of a Transferred Loan and thereafter in accordance with Applicable Laws.

Servicer shall maintain, in a secured digital format, books and records in which, subject to such reasonable requirements as it may prescribe, Servicer shall note transfers of Transferred Loans. For the purposes of this Agreement, Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Transferred Loans unless its books and records show such Person as owner of the Transferred Loans. Subject to the terms of this Agreement, Purchaser may sell and transfer one or more of the Transferred Loans with servicing thereof being retained by Servicer and Purchaser shall provide Servicer with at least ten (10) Business Days advance writing notice of such transfer. Upon receipt of notice of the transfer, Servicer shall mark its books and records to reflect each such Transferred Loan as sold and assigned to the successor assignee owner thereof and such sold and assigned Transferred Loan shall no longer be subject to this Agreement. If a transfer occurs less than ten (10) Business Days before the last calendar day of the month, Servicer’s duties to remit and report as required by Article III shall begin with the next Collection Period.

ARTICLE IV

SERVICER EVENTS OF DEFAULT AND TRANSITION OF SERVICING SERVICES

Section 4.1 Servicer Event of Default. Any of the following acts or occurrences shall constitute a “Servicer Event of Default”:

(a)	any failure by the Servicer to deposit into, or deliver to the Purchaser for deposit into the Purchaser Servicing Account or the Purchaser Collection Account any amount required to be so deposited or delivered therein or any proceeds or payment required to be so delivered under the terms of this Agreement that continues unremedied for three (3) Business Days after the Purchaser’s identification and notice to the Servicer of such failure;

(b)	failure by the Servicer to duly observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement, other than any failure that constitutes a Servicer Event of Default under Section 4.1(a), which failure continues unremedied for a period of ten (10) Business Days, after (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser or (ii) discovery thereof;

(c)	the entry of a decree or order for relief by a court or regulatory authority having jurisdiction over the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loans is adversely affected thereby) in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future, federal or State, bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loans is adversely affected thereby) or of any substantial part of their respective properties or ordering the winding up or liquidation of the affairs of the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loans is adversely affected thereby) and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days or the commencement of an involuntary case against the Servicer under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or State bankruptcy, insolvency or similar law and such case is not dismissed within sixty (60) days;

(d)	(i) the commencement by the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loans is affected thereby) of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future, federal or State, bankruptcy, insolvency or similar law, or (ii) the consent by the Servicer (or any other Affiliate of the Servicer, if applicable) to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loans is adversely affected thereby) or of any substantial part of their respective property, or (iii) the making by the Servicer (or any other Affiliate of the Servicer, if applicable) of an assignment for the benefit of creditors or the failure by the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loans is adversely affected thereby) generally to pay its debts as such debts become due, or (iv) the taking of corporate action by the Servicer (or any other Affiliate of the Servicer if the Servicer’s ability to provide the Servicing Services with respect to the Transferred Loan is adversely affected thereby) in furtherance of any of the foregoing; or

(e)	any representation, warranty or statement of the Servicer made in this Agreement, or any certificate, report or other writing delivered pursuant hereto, shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within thirty (30) days after written notice thereof shall have been given to the Servicer by the Purchaser, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured; or

(f)	any failure by Servicer to maintain the licenses to servicer the Transferred Loans in any jurisdiction where the Manufactured Homes are located, but only to the extent such failure materially and adversely affects Servicer’s ability to perform its servicing obligations in connection with the Transferred Loans; or

(g)	the occurrence of any of the following events under the Purchase Agreement that is not cured within any applicable grace or cure period set forth therein: (i) a failure by the Seller to repurchase any Transferred Loan following a Repurchase Event within the time period specified in Section 2.6 of the Purchase Agreement, or (ii) a termination of the Purchase Agreement for cause pursuant to Section 6.2(a) thereof.

Section 4.2 Consequences of Servicer Event of Default. If a Servicer Event of Default shall occur and be continuing, the Purchaser shall, by notice given in writing to the Servicer, specify the servicing transfer date on which all of the rights and obligations of the Servicer under this Agreement shall be terminated. On and after the receipt by the Servicer of a notice of termination pursuant to this Section 4.2, the terminated Servicer shall continue to provide all of the Servicing Services (and shall remain entitled to receive fees and expenses) under this Agreement until a successor servicer designated by Purchaser assumes the servicing duties for the Transferred Loans.

Section 4.3 Waiver of Servicer Default. The Purchaser, in its sole discretion, may waive any default by the Servicer in the performance of its obligations under this Agreement and its consequences. Upon any such waiver of a past default, such default (and any related Servicer Event of Default arising therefrom) shall cease to exist for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 4.4 Transfer and Cooperation with Successor Servicer. In connection with a termination of servicing pursuant to Section 4.2 following a Servicer Event of Default or pursuant to Section 4.5 following a resignation by the Servicer, the Servicer agrees to cooperate with the successor servicer designated by Purchaser in effecting the termination of the responsibilities and rights of the Servicer under this Agreement and the orderly transition to such successor servicer of the servicing of the Transferred Loans. On the servicing transfer date designated by Purchaser, Servicer shall (i) deliver to the successor servicer designated by Purchaser all Required Documents, Servicing Files and other documents and statements relating to the servicing of the Transferred Loans held or controlled by it hereunder, and (ii) transfer to such successor servicer all Collections and funds relating to the Transferred Loans then held by Servicer. Promptly following such servicing transfer date designated by Purchaser, Servicer shall (i) provide such successor servicer with a reconciliation and accounting of all funds from Collections and the remittance and application of such funds and (ii) execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in such successor servicer all such rights, powers, duties, responsibilities, obligations and liabilities of Servicer for the servicing of the Transferred Loans. In connection with the transfer of servicing to a successor servicer, the Servicer shall be responsible for the prompt payment of all Transition Expenses incurred in connection with the transfer of servicing to such successor servicer designated by Purchaser; provided, however, Purchaser shall be responsible for all actual third-party expenses, including official fees, incurred in connection with filing UCC-3 assignment statements and title notations in the following paragraph. Any termination or resignation of the Servicer pursuant to Section 4.2 or 4.5 shall not affect any claims that either Party may have against the other Party arising out of the other Party’s actions or failure to act prior to any such termination or resignation.

In addition to the foregoing, in connection with any transfer of servicing pursuant to this Section 4.4, the Servicer shall, within thirty (30) days of the applicable servicing transfer date: (i) execute and deliver all UCC-3 assignment statements and other instruments necessary to transfer all UCC-1 financing statements from the Servicer’s name to the name of the Purchaser or its designated successor servicer or other designee; (ii) take all actions necessary to cause all title notations on Manufactured Home title documents to be updated to reflect the Purchaser or its designated successor servicer as lienholder of record; and (iii) take all actions necessary to cause all loss payee designations on hazard insurance policies related to the Transferred Loans to be updated to reflect the Purchaser or its designated successor servicer, including executing any required insurance endorsements or providing any required notices to insurers. Purchaser shall be responsible for all actual third-party expenses, including official fees incurred pursuant to (i) or (ii) of the preceding sentence. All other reasonable costs incurred in connection with any transfer pursuant to this paragraph shall be borne by the Servicer to the extent such transfer arises from a Servicer Event of Default, and otherwise by the Purchaser. The Servicer’s obligations under this paragraph shall survive the termination of this Agreement.

Section 4.5 Resignation. Notwithstanding any other provision of this Agreement, the Servicer may not resign, except upon its receipt of a written opinion of independent outside counsel confirming that by reason of a change in Applicable Law the performance of its obligations under this Agreement would cause it to be in violation of such Applicable Law in a manner which would result in a Material Adverse Effect, and the Purchaser does not elect in its absolute discretion to waive the obligations of the Servicer to perform the duties that render it legally unable to act. No resignation of the Servicer shall relieve the Servicer of any liability to which it has previously become subject under this Agreement. Any such resignation shall not be effective until the earlier of (i) ninety (90) days after delivery of written notice of resignation to Purchaser (unless Applicable Law prevents Servicer from performing under this Agreement for that period) and (ii) the date on which a successor servicer acceptable to Purchaser has assumed the servicing obligations hereunder. Purchaser’s acceptance of a successor servicer under (ii) of the prior sentence shall not be unreasonably withheld or delayed.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. The term of this Agreement shall commence on the Execution Date and shall automatically terminate once all Transferred Loans have been paid in full or are otherwise discharged or expire, unless and until this Agreement shall be earlier terminated (i) by Purchaser relating to a Servicer Event of Default pursuant to Section 4.2, (ii) by the Servicer from its resignation pursuant to Section 4.5 or (iii) by the mutual consent of the Parties hereto.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Servicer. The Servicer agrees to indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Purchaser Indemnified Party”) from and against any and all claims, losses, penalties, fines, forfeitures, judgments (provided, that any indemnification for damages is limited to actual damages, not consequential, special or punitive damages), reasonable and documented legal fees and related costs and any other reasonable and documented costs, fees and expenses that such Purchaser Indemnified Party may sustain or incur arising from or as a result of (a) the Servicer’s fraud or willful misconduct in connection with the performance of its obligations under this Agreement, (b) the failure of the Servicer to provide the Servicing Services in compliance in all material respects with the terms of this Agreement, or (c) any breach by the Servicer of any of its representations, warranties or covenants set forth in this Agreement, including but not limited to the costs (including reasonable and documented attorney’s fees and expenses) of the Purchaser Indemnified Party defending itself against any claim or bringing any claim to enforce the indemnification or other obligations of the relevant Parties; provided that any indemnity claim under this Section 6.1 shall not be permitted to the extent directly resulting from gross negligence or willful misconduct of the applicable Purchaser Indemnified Party, and in the event of concurrent fault, liability shall be allocated between the parties in proportion to their respective fault. Any Purchaser Indemnified Party seeking indemnification hereunder shall promptly notify the Servicer if such Purchaser Indemnified Party receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim of indemnification hereunder but failure to provide such notice shall not relieve the Servicer of its indemnification obligations hereunder unless the Servicer is deprived of material substantive or procedural rights or defenses as a result thereof. The Servicer shall assume (with the consent of the Purchaser, which consent shall not be unreasonably withheld) the defense and any settlement of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it in respect of such claim. If the consent required in the immediately preceding sentence is unreasonably withheld, the Servicer shall be relieved of its indemnification obligations hereunder with respect to such Purchaser Indemnified Party. The Parties agree that the provisions of this Section 6.1 shall not be interpreted to provide recourse to the Servicer against loss by reason of (a) the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to a Transferred Loan or (b) so long as the Servicer has performed its obligations under this Agreement with respect to billing and collection services, non-payment by an Obligor in violation of an Obligor Loan Agreement. Without limiting the foregoing, the Servicer shall indemnify each Purchaser Indemnified Party from and against any and all regulatory fines, penalties, sanctions or enforcement actions imposed by any Governmental Authority arising from or related to any Ancillary Income, fees, charges or other amounts assessed by the Servicer against Obligors in connection with the Transferred Loans.

Section 6.2 Servicer’s Obligations. The Servicer’s obligations under Section 6.1 shall be subject to the limitations on liability set forth in Section 8.1 and shall survive the termination or assignment of this Agreement and the resignation or removal of the Servicer hereunder, but solely as to any obligations or liabilities arising prior to such assignment, resignation or removal.

Section 6.3 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Servicer and its Affiliates, trustees, agents, directors, officers, employees, members, managers, representatives, stockholders and agents from and against any third party claims, losses, reasonable attorneys’ fees, damages, liabilities, costs, expenses, or any other claim directly arising out of and to the extent attributable to (a) any grossly negligent or willful act or omission of the Purchaser, its employees, agents, or subcontractors or (b) the material breach of performance by it of this Agreement or any other agreement, instrument, or document executed in connection with this Agreement including the failure to be in material compliance with Applicable Law; provided that any indemnity claim under this Section 6.3 shall not be permitted to the extent resulting from gross negligence or willful misconduct of the Servicer or its applicable indemnified party.

ARTICLE VII

FORCE MAJEURE

Section 7.1 Force Majeure Event. If the Servicer or any subservicer is rendered wholly or partially unable to perform its obligations under this Agreement or as delegated thereto because of a Force Majeure Event, then the Servicer will be excused from whatever performance is affected by the Force Majeure Event; provided that:

(a) the Servicer will, as soon as is reasonably possible, but in no event more than two (2) Business Days, after the occurrence of the Force Majeure Event, give the Purchaser written notice describing the particulars of the occurrence and any affected subservicers;

(b) the suspension of performance of the Servicer hereunder will be of no greater scope and of no longer duration than is required by the Force Majeure Event; and

(c) no obligation of the Servicer that arose before the occurrence of the Force Majeure Event (causing the suspension of performance and that could and should have been fully performed before such occurrence) will be excused as a result of such occurrence.

(d) if the Force Majeure Event continues for a period in excess of sixty (60) consecutive days, the Purchaser shall have the right to terminate this Agreement and transfer servicing to a successor servicer upon thirty (30) days written notice to the Servicer, without liability to either party; provided that the Servicer shall cooperate fully with the Purchaser and any successor servicer in effecting an orderly transfer of servicing during such notice period.

ARTICLE VIII

LIMITATIONS ON LIABILITY

Section 8.1 Limitation on Damages. In no event will any Party be liable under this Agreement to another Party for any lost profits of, or any indirect, consequential, punitive, special or incidental damages incurred by, any other Party to this Agreement; provided, however, that this provision will in no way limit any such liability of a Party to another Party under any other agreement between the Parties; provided further that the foregoing limitation shall not limit any Party’s indemnification for damages paid to any Obligor or Governmental Authority.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1 Representations and Warranties of the Purchaser. During the Term hereof, the Purchaser represents and warrants to the Servicer the following:

(a) The Purchaser is a Florida limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite limited liability company power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.

(b) The Purchaser is qualified to do business, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business and the performance of its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c) The Purchaser (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all requisite action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Purchaser is a party have been duly executed and delivered by the Purchaser.

(d) This Agreement and each Transaction Document to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by Applicable Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e) No consent, approval, authorization, license or order of any Governmental Authority is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, as have already been obtained by it or could not reasonably be expected to result in a Material Adverse Effect.

Section 9.2 Representations and Warranties and Covenants of the Servicer. During the Term hereof, the Servicer represents and warrants to and covenants with the Purchaser the following:

(a) The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.

(b) The Servicer is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business and the performance of its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c) The Servicer (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and the other Transaction Documents to which the Servicer is a party by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the certificate of formation or limited liability company agreement of the Servicer, (ii) violate, in any material respect, any Applicable Law, or (iii) result in any breach of any of the terms or provisions of, or constitute a default under any material agreement of the Servicer.

(e) No consent, approval, authorization, license or order of any Governmental Authority is required for the execution, delivery and performance by the Servicer of, or compliance by it with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, as have already been obtained by it or could not reasonably be expected to result in a Material Adverse Effect.

(f) This Agreement and each Transaction Document to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Applicable Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(g) The Servicer has all permits necessary or required by Applicable Law for the operation of its business and the consummation of this Agreement, except where noncompliance, violation or lack thereof is not reasonably expected to result in a Material Adverse Effect.

(h) There are no proceedings, injunctions, writs, restraining orders or investigations pending or, to its knowledge, threatened against it before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Servicer or its Affiliates or its Affiliates’ properties (i) asserting the invalidity of this Agreement, (ii) seeking any determination or ruling that might materially and adversely affect the Servicer’s performance of its obligations under, or the validity or enforceability of, any Transaction Document or the Loans.

(i) The Servicer has complied with, and is in compliance with, all Applicable Law.

(j) From and after the date hereof, each of the Transferred Loans is being serviced in conformance with Applicable Laws and the Servicer’s standard collection, operating and reporting procedures and systems (including, without limitation, the Collection Policies and Accepted Servicing Practices).

(k) The Servicer will give prompt notice to the Purchaser of (i) any Servicer Event of Default, any other breach hereunder or under the Purchase Agreement, a Material Adverse Effect, or the existence of a Defective Loan, in each case, to which the Servicer has actual knowledge, and (ii) any event to which the Servicer has actual knowledge which with the passage of time or the giving of notice would result in a Servicer Event of Default, Material Adverse Effect, or cause a Transferred Loan to be a Defective Loan.

(l) The Servicer will keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement.

(m) The Servicer shall maintain all licenses necessary to provide the Servicing Services during the term of this Agreement, except where the failure to maintain such license is not reasonably expected to (i) result in a Material Adverse Effect, (ii) materially and adversely affect the ability of the Servicer to perform its duties and obligations hereunder or (iii) otherwise adversely affect the validity, enforceability or collectability of any material portion of the Transferred Loans.

(n) The Servicer shall obtain and maintain at all times during the term of this Agreement such insurance coverages (including policy limits, deductibles and exclusions) pertaining to (i) workers’ compensation or approved self-insurance and employer’s liability insurance which shall fully comply with the statutory requirements of all applicable state and federal laws, (ii) commercial general liability insurance for injury and/or death and/or property coverage, (iii) cyber and network security liability insurance (including privacy liability), and (iv) errors and omissions insurance covering the actions of the Servicer and its employees and agents under this Agreement, in each case which insurance provides coverage that is reasonable and appropriate in light of the Servicer and its duties and obligations under this Agreement. All insurance required hereunder shall be carried with responsible insurance companies of recognized standing which are authorized to do business in the states in which the Servicer is located. Upon the request of Purchaser, Servicer shall provide evidence of its insurance in the form of a Certificate of Insurance. Servicer’s obligations under this Section to maintain insurance coverage shall in no way affect any indemnification, remedy or warranty rights of Purchaser hereunder.

(o) The Servicer shall comply with all requirements of Applicable Law relating to Obligor privacy and personal data security and has implemented and shall maintain security measures appropriate to satisfy these requirements. The Servicer shall promptly provide the Purchaser with information regarding such security measures upon the reasonable request of the Purchaser, not to exceed once a year (or such greater frequency if required by Applicable Law, in connection with a governmental investigation, a lawsuit or an insurer or auditor inquiry), or upon major and material law changes affecting protection and security of customer information under the Gramm-Leach-Bliley Act, or other Applicable Law. If the Servicer’s information security is breached and that breach affects Transferred Loans or Obligors with respect to Transferred Loans, or such Obligors’ personal information is compromised, to the extent permitted or required by Applicable Law, the Servicer shall promptly provide the Purchaser with written notification thereof.

ARTICLE X

COOPERATION AND CONFIDENTIALITY

Section 10.1 Purchaser Cooperation. The Purchaser shall execute and deliver, upon request of the Servicer, such instruments as the Servicer may deem useful or required to permit the Servicer to cure any default under the Obligor Loan Agreements or permit the Servicer to take such other actions as the Servicer considers desirable to cure or remedy any matter in default and preserve the interest of the Purchaser or Servicer in a Transferred Loan and related assets provided that the Purchaser’s rights hereunder and under the Obligor Loan Agreements are not diminished and that the Purchaser’s obligations hereunder and under the Obligor Loan Agreements are not increased.

Section 10.2 Confidentiality.

(a) Each Party understands that certain information that has been furnished and will be furnished in connection with this Agreement, including, but not limited to information concerning business procedures, fees, prices, policies or plans of the other Party and any “Nonpublic Personal Information” about the Obligors as consumers (as defined in the Privacy Regulation referenced below), is confidential and proprietary (“Confidential Information”), and each party agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it except in connection with the proposed transactions contemplated by this Agreement, without the prior written consent of the Party furnishing such information and subject to Applicable Law, including without limitation Section 504 of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (15 U.S.C. 6801 et seq.) and the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 1016 and 16 CFR Part 313), as amended from time to time (the “Privacy Regulation”). Notwithstanding any provision to the contrary, each of Servicer and Purchaser shall have the right to use and disclose data relating to the performance and characteristics of the Transferred Loans serviced hereunder, so long as such data excludes all Nonpublic Personal Information about the related Obligors. Information that is generally known in the industry concerning a Party or among such Party’s creditors generally or that has been disclosed to the other Party by third parties, who have a right to do so, shall not be deemed Confidential or proprietary information for these purposes. If Servicer, or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any Confidential Information supplied to it by or on behalf of Purchaser in connection with the transactions contemplated hereby, Servicer agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive Servicer’s compliance with the terms of this Section. If Purchaser or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any Confidential Information supplied to it by or on behalf of Servicer in connection with the transactions contemplated hereby, Purchaser agrees to provide Servicer with prompt notice of such request(s) so that Servicer may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section. Notwithstanding the terms of this Section, if, in the absence of a protective order or the receipt of a waiver hereunder, Servicer or Purchaser is nonetheless, in the opinion of its respective counsel, compelled, demanded or otherwise required to disclose Confidential Information concerning the other Party to any Governmental Authority or else stand liable for contempt or suffer other censure, penalty or fine, then Servicer or Purchaser may disclose such information to such Governmental Authority without limitation or liability hereunder. Upon termination of this Agreement, each Party agrees to promptly return to the other or destroy all Confidential Information, and all copies thereof, which have been furnished to it in connection with the transactions contemplated hereby, except to the extent that retention of such Confidential Information by such Party is reasonably necessary to comply with this Agreement or Applicable Law.

(b) Each Party acknowledges that any actual or threatened violation of this Section by such Party (the “Breaching Party”) may cause irreparable, non-monetary injury to the other party, the extent of which may be difficult to ascertain, and therefore agrees that such other Party shall be entitled to seek injunctive relief against the Breaching Party in addition to all remedies available to such other party at law and/or in equity against the Breaching Party. Absent written consent of the other Party, the burden of proving that such other Party’s Confidential Information is not, or is no longer, confidential or a trade secret shall be on the Breaching Party.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Securitization Cooperation. The Servicer acknowledges that Purchaser may sell, transfer, assign, pledge, or otherwise dispose of all or a portion of the Transferred Loans or interests therein in connection with a securitization, structured finance transaction, token offering, digital asset issuance, or any other capital markets or financing transaction (each, a “Financing Transaction”). In connection therewith, the Servicer agrees to (i) provide Purchaser and any underwriter, placement agent, initial purchaser or other financing counterparty with such information regarding the Servicing Services, the Transferred Loans and the Servicer’s operations as may be reasonably requested in connection with such Financing Transaction, (ii) consent to the disclosure of information regarding the Servicer, the Servicing Services and the Transferred Loans in any offering document, investor presentation or other disclosure document prepared in connection with such Financing Transaction, (iii) deliver such officer’s certificates, opinions and other documents as may be reasonably requested by Purchaser or its counsel in connection with such Financing Transaction, (iv) enter into such amendments to this Agreement as may be reasonably required by Purchaser in connection with such Financing Transaction, provided that no such amendment shall materially increase the Servicer’s obligations or materially decrease the Servicer’s rights hereunder without the Servicer’s prior written consent, and (v) cooperate fully with Purchaser and any collateral agent, indenture trustee or other secured party designated by Purchaser in connection with any Financing Transaction to perfect, maintain, and enforce any security interest in the Transferred Loans and related Manufactured Homes, including by (A) executing and delivering any UCC financing statements, amendments, or continuation statements reasonably requested by Purchaser or such collateral agent, (B) providing access to loan files, title documents, and records necessary for such perfection, (C) executing any collateral agency agreement, custodial agreement, or similar document reasonably requested in connection with such Financing Transaction, and (D) taking all other actions reasonably necessary to ensure that the security interests of any collateral agent or secured party in the Transferred Loans are properly perfected and maintained under applicable law. Reasonable documented expenses, including attorneys’ fees and third-party expenses, incurred by Servicer under this Section 11.1 in connection with a Financing Transaction shall be reimbursed by Purchaser and be payable within ten (10) Business Days of being invoiced by Servicer.

Section 11.2 Independent Contractors. The Parties acknowledge that the Servicer will perform its obligation under this Agreement and act at all times as an independent contractor, and nothing in this Agreement will be interpreted or applied so as to make the relationship of the Parties that of partners, joint ventures or anything other than independent contractors, and the Parties expressly disclaim any intention to create a partnership, joint venture, association or other such relationship. No Party is granted any right on behalf of another Party to assume or create any obligation or responsibility binding such other Party. None of the Servicer’s employees, subcontractors or any such subcontractor’s employees will be or will be considered to be employees of the Purchaser. The Servicer will be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and all amounts due and owing to subcontractors.

Section 11.3 Notices. All notices and other communications hereunder and under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by email, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

To the Seller/Servicer:	Zippy Loans, LLC
9450 SW Gemini Dr
PMB 57583
Beaverton, Oregon 97008-7105
Attention: [***]
E-mail: [***]

To the Purchaser:	ETHZilla Modular Mortgage LLC
2875 South Ocean Blvd, Suite 200,
Palm Beach, FL 33480
Attn: [***]; [***]
Email addresses: [***]; [***]

With a copy to (which shall not constitute notice):

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing to the addresses set forth or specified above. Any notice so given personally shall be deemed to have been served on delivery. Any notice or communication sent by email, or air courier will be deemed effective on the first (1st) Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third (3rd) Business Day at the place at which such notice or communication is received following the day on which such notice or communication was mailed.

Section 11.3 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §5 1401 AND 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 11.4 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 11.5 Amendment, Modification and Waiver.

This Agreement may only be amended by the written consent of the Parties hereto or their respective successors and assigns.

Section 11.6 Rights and Remedies. Each Party’s rights and remedies under this Agreement are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned, whether exercised by such Party or not, is intended to be an exclusion or a waiver of any of the others.

Section 11.7 Entire Agreement. This Agreement reflects the entire agreement with respect to the matters covered by the Agreement and supersedes any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

Section 11.8 Further Assurances. The Parties agree to do such further acts and things and execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the agreements contained herein in the matter contemplated hereby.

Section 11.9 Severability. Any provision of this Agreement that is prohibited or not fully enforceable in any jurisdiction, will be ineffective only to the extent of such prohibition or unenforceability without otherwise invalidating or diminishing either Party’s rights under the remaining provisions of this Agreement in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable in any respect any such provision in any other jurisdiction.

Section 11.10 Execution in Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The parties hereto agree that this Agreement, and any other documents to be delivered in connection herewith and therewith, may be electronically signed, that any digital or electronic signatures (including Portable Document Format (PDF), facsimile or electronically imaged signatures provided by DocuSign or similar service) appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Agreement and such other documents may be made by facsimile, email or other electronic transmission. Delivery of an executed counterpart of a signature page of this Agreement in a PDF shall be effective as delivery of a manually executed original counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement hereto shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. The obligations of the Servicer under this Agreement cannot be assigned or, except as otherwise provided in Section 2.1(e) hereof, delegated to a third party without the prior written consent of the Purchaser. Upon prior written notice, the Purchaser shall have the right to assign this Agreement and all or any portion of the Transferred Loans hereunder to any Affiliate of Purchaser. With respect to any Person that is not an Affiliate of Purchaser, the Purchaser shall have the right to sell or assign all or a portion of the Transferred Loans to one or more Persons, and in connection with such sale or assignment of the Transferred Loans, the Purchaser may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the Purchaser Agreement; provided, however, unless otherwise agreed by the Servicer in writing with respect to a specific sale or assignment by the Purchaser to a third party investor, the Servicer shall retain the servicing rights and remain the exclusive servicer of the related Transferred Loans, unless there is a Servicer Event of Default and a termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Servicer and the Purchaser have each duly executed this Agreement as of the Execution Date.

PURCHASER:

ETHZILLA MODULAR MORTGAGE LLC,

By:	/s/ John Saunders
Name:	John Saunders
Title:	CFO

[Signature Page to Master Loan Servicing Agreement]

SELLER/SERVICER:

ZIPPY LOANS, LLC,

By:	/s/ Ben Halliday
Name:	Ben Halliday
Title:	CEO

[Signature Page to Master Loan Servicing Agreement]

EXHIBIT A-1

ROUTINE SERVICING SERVICES

All generally accepted servicing and collection practices and activities including, but not limited, to the following listed services:

●	Identifying delinquent Transferred Loans and providing notice to the Purchaser of such Transferred Loans.

●	Collecting delinquent payments owed by Obligors, including following up on promises to pay.

●	Providing telephone and letter communication to Obligors with an initial delinquency letter and, if the Obligor does not respond, sending a second collection letter and continuing telephone calls.

●	Skip tracing.

●	Arranging for onsite field calls on Obligor(s).

●	In the event of an Obligor’s continued delinquency, making reasonable efforts to determine occupancy status of the Home securing the defaulted Transferred Loan,

●	If Obligor’s account becomes 45 days past due, as required by the applicable Obligor Loan Agreement or Applicable Law, sending Obligors a 30-Day “Notice of Default and Right to Cure” or similar notice required by Applicable Law.

●	Taking as many steps as may be reasonably necessary to obtain titles to any abandoned or repossessed Homes.

●	Establishing and maintaining of escrow accounts.

●	Providing collection and disbursement of escrow payments.

●	Holding each Servicing Files for Transferred Loans in trust for the benefit of the Purchaser.

●	Establishing Servicing Accounts – in federally-insured depository institutions for the deposit of funds collected in connection with the Transferred Loans.

●	Disbursement of all funds received with respect to the Transferred Loans to the Purchaser in accordance with the Agreement and the Purchase Agreement.

●	Monthly Billing Statements provided to Obligors.

●	Customer Service – representatives responding to telephone calls and correspondence from Obligors.

●	Protective Advances – to protect collateral in the event of nonpayment by an Obligor of taxes or charges which may result in a Lien upon the Home and in the event that an Obligor does not maintain required insurance.

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●	Transfer Notice to Obligors – The Servicer, on behalf of Purchaser, shall provide Obligors with fully compliant transfer notices as required.

●	Servicer collects delinquent payments owed by Obligors on Loans for the life of the Transferred Loan in accordance with Accepted Servicing Practices.

●	Servicer exercises proper collection methods in accordance with the Fair Debt Collection Practices Act and other Applicable Law.

●	Servicer provides telephone, letter and electronic communication to Obligors on behalf of the Purchaser.

●	If Obligor contact is unable to be established and delinquent account status remains, Servicer may arrange for onsite field calls (utilizing third party services to be reimbursed by Purchaser as provided in this Agreement).

●	The Servicer shall take all actions reasonably necessary to perfect, maintain, and enforce the security interests in the Manufactured Homes securing the Transferred Loans, including (i) assisting in the preparation and filing of UCC financing statements, amendments, and continuation statements, (ii) cooperating with any collateral agent, indenture trustee, or other secured party designated by the Purchaser in connection with any Financing Transaction, including executing any collateral agency agreement or custodial agreement reasonably requested, and (iii) providing access to loan files, title documents, and records necessary for perfection and enforcement of such security interests.

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EXHIBIT A-2

DEFAULT SERVICING SERVICES AND FEES

Subject to the Delegated Authority Matrix, the Servicer shall provide special handling of delinquent and defaulted Transferred Loans and manage the loss mitigation process and repossession of Homes for the indicated fees for each service (each, a “Default Servicing Service”) each time it is provided.

¡	Loss Mitigation Processing:

●	Repayment Plan – Servicer will negotiate, prepare and obtain a repayment plan for Obligors who are at least 1 monthly payment in default. $[***] - $[***] at setup, remainder to be billed upon completion (reinstated or paid off).

●	Deferral/Extension – Servicer will negotiate or offer deferrals or extensions to appropriate Obligors. $[***]

●	Loan Modifications – Servicer will negotiate, prepare and obtain execution of a loan modification agreement for an Obligor. $[***]

●	Denied Modifications – In the event modification is fully prepared and submitted and ultimately denied due to investor requirements, $[***] fee will apply

●	Forbearance Agreement – Servicer will negotiate, prepare and obtain execution of a loan forbearance agreement for an Obligor. $[***]

¡	Bankruptcy Tracking/Processing: $[***] per month in active BK status

●	In the event of an Obligor bankruptcy, Servicer will prepare and file the Proof of Claim if permitted by the Bankruptcy Court, keep Purchaser advised of developments in the bankruptcy case and engage legal counsel as necessary. If an Obligor intends to reaffirm the debt, Servicer will engage and assist legal counsel with consummation of the reaffirmation agreement. If Obligor intends to surrender the Home, Servicer will engage and assist legal counsel with consummation of the transaction. When appropriate, Servicer will engage and assist legal counsel with motions for relief from the automatic stay. If the bankruptcy is a Chapter 13, Servicer will review the proposed Plan, make recommendations to Purchaser on whether to accept or object to the Plan and will engage and assist legal counsel with protecting Purchaser’s interests. In addition to its fee, Servicer will bill Purchaser for actual legal fees and court costs incurred. Servicer will provide Purchaser with invoices for all costs incurred.

¡	Cash for Keys Agreement (Prior to Repo Process): $[***]

●	Servicer shall in good faith identify any opportunities to obtain possession of the Home where Obligor has expressed a permanent longterm hardship that is deemed loan uncollectable and execution of such agreement would prevent additional fees and costs.

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¡	Repossession Process - Initiation: $[***] fee (Non-refundable in event of cancellation for any reason)

●	Upon expiration of an Obligor’s right to cure a default, if the Obligor refuses to vacate and surrender the Home, Servicer will engage legal counsel to commence legal proceedings to gain possession of the Home and supervise a legal action to recover possession of Homes securing defaulted Loans. Whenever possible, Servicer shall prepare and obtain execution of a voluntary surrender agreement to recover possession of the Home securing the defaulted Loan and is authorized to provide an incentive of up to $[***] to Obligors to secure a Voluntary Surrender. Servicer will keep Purchaser advised of developments in the case. In addition to its fee, Servicer will bill Purchaser for actual legal fees and court costs incurred. Servicer will provide Purchaser with invoices for all costs incurred.

¡	Repossession Process – Administration: $[***] fee.

●	Upon conclusion of legal proceedings to gain possession of the Home, Servicer shall administer legal action to recover possession of Homes securing defaulted Loan. Upon Purchaser obtaining legal possession of a Home securing a defaulted Loan, Servicer will give all notices, make all filings and maintain all records required by the Obligor Loan Agreements and Applicable Law in connection with the repossession and the sale or leasing of the Homes. In addition to its fee, Servicer will bill Purchaser for actual legal fees and court costs incurred. Servicer will provide Purchaser with invoices for all costs incurred.

¡	Repossession Process – Remarketing: [***]% of sales price / $[***] fee

●	Upon obtaining legal possession of a Home securing a defaulted Loan on behalf of Purchaser, Servicer will inspect the Home, prepare and deliver to Purchaser an inspection report, prepare the Home for remarketing, including management of necessary repairs to the Home, set a value for the Home and consult with Purchaser to formulate remarketing strategies to ensure receipt of highest possible net recovery. In addition to its fee, Servicer will bill Purchaser for actual costs incurred. Servicer will provide Purchaser with invoices for all costs incurred.

¡	Repossession Process – Property Management: included with remarketing fee unless undertaken separately, then $[***] fee.

●	Upon Purchaser obtaining legal possession of a Home securing a defaulted Loan, Servicer will engage and administer property management services necessary to ensure municipality code compliance, and keep the Home secured and properly maintained. In addition to its fee, Servicer will bill Purchaser for actual costs incurred. Servicer will provide Purchaser with invoices for all costs incurred.

●	Litigation and Dispute Management

●	In the event contested litigation or other Obligor disputes arise while Servicer is providing Default Servicing Services, Purchaser shall compensate Servicer for concomitant support services.

A-2 - 2

EXHIBIT B

MONTHLY SERVICER REPORT

B - 1

EXHIBIT C

CONTENTS OF EACH SERVICING FILE

With respect to each Loan, the Servicing File shall include each of the following items, which shall be available for inspection by the Purchaser:

●	the fully executed original Obligor Loan Agreement and any promissory note related thereto, including, where applicable, transferable records and electronic chattel-paper documenting a Loan, and all modifications thereof;

●	the original title document for the related Home;

●	evidence of perfection of a security interest in the Home securing the Loan, including but not limited to certificates of title and lien certificates noting the Seller’s lien;

●	an original Obligor’s power of attorney for each Obligor Loan Agreement and related promissory note, signed by the Obligor, authorizing the holder thereof to take actions necessary to perfect and maintain security interests in the related Manufactured Home;

●	insurance certificates or other evidence of required hazard insurance;

●	flood zone certification;

●	the original of all assignments of the Obligor Loan Agreement and related promissory note such as to evidence a clear chain of title from the lender named in the Obligor Loan Agreement to Purchaser;

●	all records or documents with respect to the Obligor Loan Agreement or Obligor prepared by or which come into the possession of Servicer, including but not limited to the Loan payment history and collector’s notes;

●	all correspondence to and from the Obligor(s);

●	monthly billing statements;

●	the servicing transfer notice;

●	the Initial and Annual Escrow Account Statements;

●	all IRS Form 1098s and Form 1099s;

●	all servicing notices;

●	all expense and tax receipts;

●	copies of all UCC-1 financing statements, UCC-3 amendments, assignments, and continuation statements filed in connection with the Loan, together with evidence of filing thereof;

●	for any Manufactured Home located in a manufactured home community, the executed landlord waiver, site lease, or Home Repurchase Agreement related to such Manufactured Home;

C - 1

EXHIBIT D

DELEGATED AUTHORITY MATRIX

Action/Event	Requirement/Parameters	Approval Required
Routine Servicing	Except as otherwise noted below, Routine Servicing as defined in the Agreement	NO
Third Party Expenses	Incurring a third-party expense	NO
Protective Advances	Making Protective Advances	NO
Loss Mitigation Process- Repayment Plan	Repayment plans greater than 12 months for an Obligor who is at least 1 monthly payment in default	NO
	Repayment plans of 12 months or less for an Obligor who is at least 1 monthly payment in default	NO
Loss Mitigation Process- Deferral/Extensions	1. Greater than 6 deferrals/extension within prior 60 months 2. Deferral or Extension greater than 3 months	NO
	Deferral or Extension of 3 months or less to an Obligor who has not received Greater than 6 deferrals/extensions within prior 60 months	NO
Loss Mitigation Process- Forbearance	3 month initial fb term, where Obligor has requested to renew extend for a duration longer than a total of 6 months.	NO
	3 months or less, or extension or renewal of 6 months or less.	NO
	forbearance of 3 months or less.	NO
	forbearance greater than 3 months.	NO
Loan Modifications

1. Modifications

a. Detailed description of the Obligor’s situation and Servicer’s recommendation along with worksheet explaining the modification

b. Hardship letter from the Obligor dated within the past six months

c. Updated DTI, along with documented monthly expenses

d. Updated credit report pulled within last 30 days

e. Two current pay stubs within the last 30 days. Two years most recent tax returns or signed 4506T

f. Two months bank statements

g. NADA Value of Home

YES
Short Payoff	If difference in payoff amount is $100 or more	YES
	If difference in payoff is $100 or less	NO
Bankruptcy Tracking/Processing-Filing Proof of Claim	Filing Proof of Claim, unless engaging legal counsel is necessary	NO

D - 1

Bankruptcy Tracking/Processing-Filing Proof of Claim	Engaging legal counsel	YES
Bankruptcy Tracking/Processing- Reaffirmation of Debt	Engaging legal counsel and assisting legal counsel with reaffirmation of debt	NO
Bankruptcy Tracking/Processing-Relief from Automatic Stay	Engage legal counsel and file motion for relief from automatic stay	NO
Bankruptcy Tracking/Processing- Surrender of Home	Engage legal counsel or accept surrender of Home	NO
Bankruptcy Tracking/Processing- Chapter 13	Engage legal counsel to protect Purchaser’s interest in Home	NO
Foreclosure/Repossession Process - Initiation- Replevin	Engage legal counsel and commence legal proceeding to gain possession of Home	NO
Foreclosure/Repossession Process- Initiation Voluntary Surrender	Accept voluntary surrender to recover possession of the Home and offering up to $[***] in exchange for a voluntary surrender.	NO
Foreclosure/Repossession Process – Administration	Administer legal action to gain possession of the Home	NO
Foreclosure/Repossession Process – Property Maintenance	Securing and maintaining Home after gaining possession of Home	NO
Litigation and Dispute Management	Retaining counsel to engage in contested litigation	YES
	Settlement of Dispute in contested litigation with Obligor	YES

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